Exhibit 99.1

PRESS RELEASE OF FREIGHTCAR AMERICA, INC.

News Release

2 North Riverside Plaza, Suite 1250 • Chicago IL 60606 • 800-458-2235 • www.freightcaramerica.com

For Release: October 8, 2008	Contact: Thomas McCarthy (800) 458-2235

FreightCar America, Inc. Announces Chief Financial Officer Departure

Chicago, IL, October 8, 2008 – FreightCar America, Inc. (NASDAQ: RAIL) announced today that Chief Financial Officer Kevin Bagby is stepping down effective November 3, 2008, having accepted a position at another firm.

Mr. Bagby has served as Vice President of Finance, Chief Financial Officer and Treasurer of FreightCar America since November 2004. The Company is engaged in a search to find a new CFO.

“We are grateful for the expertise Kevin has provided over the past several years and wish him every success with his future endeavours,” stated President and Chief Executive Officer Chris Ragot. “We remain confident about our strategy and growth initiatives going forward and look forward to finding another talented and driven CFO who will help us execute our plans successfully.”

FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in Danville, Illinois, Johnstown, Pennsylvania and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.

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